FOR IMMEDIATE RELEASE

Green Brick Partners, Inc. Announces Transfer to the New York Stock Exchange

PLANO, TEXAS, November 30th, 2021 – Green Brick Partners, Inc. (the “Company” or “Green Brick”), Fortune Magazine’s top 20 fastest growing company of 2021 and its fastest growing public homebuilder, announced today that it will transfer the listing of its common stock from the Nasdaq Stock Market to the New York Stock Exchange (“NYSE”). The Company anticipates commencing trading as a NYSE-listed company at market open on Monday, December 13, 2021.

Green Brick Partners’ common stock will continue trading under the ticker symbol "GRBK" after the transfer, and the Company will continue to trade on the Nasdaq until the transfer is completed.

“We are pleased to join the NYSE, the preferred exchange for our industry, as we move to increase our visibility in the investment community,” said Richard Costello, Chief Financial Officer of Green Brick Partners. “NYSE’s unique market model and world-class services will be integral in delivering on our continued commitment to bringing long-term value for our shareholders.”

The NYSE is home to many leading companies including 72% of the Fortune 500, and 93% of all homebuilders and building materials firms.

“We are excited to welcome Green Brick Partners to the NYSE community of icons and disruptors,” said John Tuttle, Vice Chairman and Chief Commercial Officer, NYSE Group.
The transfer is expected to be seamless for the Company’s investors and shareholders, and no action is required on their part.

About Green Brick Partners, Inc.
Green Brick Partners, Inc. is a diversified homebuilding and land development company. Green Brick owns five subsidiary homebuilders in Dallas, Texas (CB JENI Homes, Normandy Homes, Southgate Homes, Trophy Signature Homes, and a 90% interest in Centre Living Homes), as well as a controlling interest in a homebuilder in Atlanta, Georgia (The Providence Group) and an 80% interest in a homebuilder in Port St. Lucie, Florida (GHO Homes). Green Brick also owns a noncontrolling interest in Challenger Homes in Colorado Springs, Colorado, and retains interests in related financial services platforms, including Green Brick Title, Green Brick Mortgage, and BHome Mortgage. The Company is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing, and sales for its residential neighborhoods and master-planned communities. For more information about Green Brick Partners Inc.’s subsidiary homebuilders, please visit greenbrickpartners.com/homebuilders.

Investor Relations Contact:
Richard A. Costello
Chief Financial Officer
(469) 573-6755
Green Brick Partners | 2805 Dallas Parkway, Suite 400 Plano, TX 75093 | www.greenbrickpartners.com